Exhibit 99







REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholder and Board of Directors of Sears Roebuck Acceptance Corp.:

We have audited the statement of financial position if Sears Roebuck Acceptance Corp. (a wholly-owned subsidiary of Sears, Roebuck and Co.) as of December 31, 1994 and 1993, and the related statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1994 and have issued our report thereon dated January 26, 1995. Such financial statements and our report thereon are incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and in this Prospectus.

We have also previously audited, in accordance with generally accepted auditing standards, the statements of financial position as of December 31, 1992, 1991, and 1990, and the related statements of income, stockholder's equity, and cash flows for the years ended December 31, 1991 and 1990 (none of which are presented herein); and we expressed unqualified opinions on those financial statements. In our opinion, the information set forth in the Summary Financial Information for each of the five years in the period ended December 31, 1994, appearing on page 5 of this Prospectus, is fairly stated, in all material respects in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Philadelphia, Pennsylvania
January 26, 1995